Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Santa Maria Energy Corporation on Amendment No. 2 to Form S-4, Registration No. 333-192902, of our report dated February 24, 2014 with respect to our audits of the financial statements of Hyde Park Acquisition Corp. II (a company in the development stage) as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012, for the period from February 24, 2011 (inception) through December 31, 2011 and for the period from February 24, 2011 (inception) through December 31, 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 25, 2014